KPMG LLP
Suite 2500
One Mellon Center
Pittsburgh, PA 15219-2598

Telephone 412 391 9710
Fax 412 391 8963
Internet www.us.kpmg.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors
North Pittsburgh Systems, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-135440 and 333-128934) on Form S-8 of Consolidated Communications Holdings, Inc. of our report dated March 16, 2007 with respect to the consolidated financial statements and all related financial statement schedules of North Pittsburgh Systems, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on form 10-K of North Pittsburgh Systems, Inc.

Our report refers to the adoption of Statement of Financial Accounting Standard No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," effective December 31, 2006.

KPMG LLP

Pittsburgh, Pennsylvania
January 7, 2008